Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	William Pike
	212-762-6901	212-761-0008

Exhibit 99.1

Morgan Stanley Reports Fourth Quarter and Full Year Results

Full Year Net Revenues of $28.0 Billion and EPS from Continuing Operations of $2.37

Record Full Year Results in Investment Banking, Equities and Asset Management; Global Wealth Management PBT Increases 127 Percent from 2006

Fourth Quarter Results Reflect an Additional $5.7 Billion of Mortgage Related Writedowns in November Beyond Those Previously Announced as of October 31

Firm Further Bolsters Its Strong Capital Position With a Long-Term Investment of Approximately $5 Billion from China Investment Corporation

Firm Also Has Moved Aggressively to Put in Place New Senior Leadership, Consolidate Proprietary Trading Activities and Further Enhance Risk Management

NEW YORK, December 19, 2007 – Morgan Stanley (NYSE: MS) today reported income from continuing operations for the fiscal year ended November 30, 2007 of $2,563 million, or $2.37 per diluted share, compared with $6,335 million, or $5.99 per diluted share, a year ago.  Net revenues of $28.0 billion were the second highest in Firm history, although they decreased 6 percent from the record revenues of $29.8 billion in 2006.  Non-interest expenses of $24.6 billion were 19 percent above 2006.  The return on average common equity from continuing operations was 7.8 percent, compared with 23.8 percent the prior year.

The additional $5.7 billion writedown of U.S. subprime, and other mortgage related exposures in November, and the $3.7 billion writedown as of October 31 (as announced on November 7), result in a total fourth quarter writedown of approximately $9.4 billion.  In total, these writedowns reduced full year earnings per diluted share from continuing operations and the return on average common equity from continuing operations by approximately $5.80 and 19 percentage points, respectively.

The loss from continuing operations for the fourth quarter was $3,588 million, or $3.61 per diluted share, compared with income from continuing operations of $1,982 million, or $1.87 per diluted share, in the fourth quarter of 2006.  Net revenues were negative $450 million, compared with $7,849 million in last year's fourth quarter.  Non-interest expenses of $5.4 billion increased 3 percent from last year.
Net income for the year was $3,209 million, or $2.98 per diluted share, compared with $7,472 million, or $7.07 per diluted share, a year ago.  The return on average common equity for the year was 8.9 percent compared with 23.5 percent a year ago.  For the quarter, the net loss was $3,588 million, or $3.61 per diluted share, compared with net income of $2,206 million, or $2.08 per diluted share, in the fourth quarter of 2006.  The results for Discover Financial Services prior to its spin-off on June 30, 2007 are reported in discontinued operations on an after-tax basis.

Full Year Business Highlights
Morgan Stanley, with the exception of its mortgage related businesses, delivered exceptionally strong performance this year:

•
Investment Banking revenues increased 31 percent from last year to a record $5.5 billion.  Advisory revenues were a record $2.5 billion, up 45 percent from last year, and underwriting revenues increased 21 percent to a record $3.0 billion.  Morgan Stanley ranked #1 in Global Completed M&A and #2 in Global Announced M&A.[1]

•
Equity sales and trading delivered its best full-year results ever, with net revenues for the year increasing 38 percent to a record $8.7 billion.  This reflected record results in both derivatives and prime brokerage, driven in part by our continued investment in these businesses.  Equity underwriting revenues increased 48 percent to a record $1.6 billion.

•
Fixed income sales and trading achieved record results in interest rate & currency products, up 62 percent from last year, and our second best year ever in commodities, although this strong performance was more than offset by the mortgage related writedowns noted above.  Fixed income underwriting revenues of $1.4 billion were a record.

•
Global Wealth Management net revenues were $6.6 billion and pre-tax income was $1.2 billion, a 127 percent increase from 2006.  Pre-tax margin for the year and the fourth quarter of 17 percent and 21 percent, respectively, were the highest annual and quarterly margins since 2000.  This business also achieved record annualized productivity per global representative of $853,000 in the quarter while increasing global representatives by 6 percent over the past year, and generated strong client inflows of $40 billion in the year.  The Firm has also named Ellyn A. McColgan President and Chief Operating Officer of Global Wealth Management effective April 2008.

•
Asset Management delivered its best year ever, with assets under management of $597 billion, up $101 billion from a year ago, and record net inflows of $35.0 billion for the year compared with net outflows of $9.3 billion a year ago.  Pre-tax income increased 72 percent to a record $1.5 billion.

•	The Firm’s international businesses achieved record revenues of $15.9 billion, up 44 percent from last year, on strong results across Europe, Asia and the emerging markets.
•	As a result of the December 12, 2007, Florida Supreme Court order regarding the Coleman litigation, the Company has reversed its reserve of $360 million during the quarter.

John J. Mack, Chairman and CEO, said, “The writedown Morgan Stanley took this quarter is deeply disappointing – to me, to our colleagues, to our Board and to our shareholders.  Ultimately, accountability for our results rests with me, and I believe in pay for performance, so I’ve told our compensation committee that I will not accept a bonus for 2007.  Across the Firm, we have moved aggressively to make the necessary changes, and these isolated losses by a small trading team in one part of the Firm should not overshadow the momentum we see in virtually all of our other businesses.  In 2007, Morgan Stanley delivered record results in Investment Banking, Equities and Asset Management, and pre-tax income more than doubled in Global Wealth Management.  We have put in place a new leadership team that has the right skills to help us build on that strong performance and realize the tremendous opportunities across Morgan Stanley’s world-class franchise.  As we look to drive growth and profitability, we also have consolidated our proprietary trading activities, further enhanced our risk management function and bolstered our already strong capital position with a long-term investment from China Investment Corporation.  While market conditions are likely to be challenging, we are moving forward with an intense focus on continuing to build our global platform and delivering value for our clients and our shareholders.”

Firm Further Bolsters Its Strong Capital Position With a Long-Term Investment of Approximately $5 Billion from China Investment Corporation

Morgan Stanley also said that it has entered into an agreement with China Investment Corporation Ltd. (“CIC”), as a long-term financial investor to issue new capital of approximately $5 billion through Equity Units with mandatory conversion into common stock.  These Equity Units will help to further bolster the Firm's strong capital position and enhance growth opportunities globally, while also building on Morgan Stanley's deep historic ties and market leadership in China.

Mr. Mack said, “Morgan Stanley has a long-standing commitment to China and has built a clear leadership position in the region, having helped raise $45 billion for Chinese clients in the international capital markets since 2000.  We are delighted to welcome CIC as a long-term investor in Morgan Stanley, and believe it is an important step in increasing the flow of capital between our countries and across these increasingly critical markets.

“The investments we've made in China over the past two years have helped strengthen our global platform and financial performance.  The investment from CIC will help to strengthen our deep ties in these growth markets and ensure that Morgan Stanley has the resources necessary to pursue growth opportunities globally across our Institutional Securities, Global Wealth Management and Asset Management businesses into 2008 and beyond.”

CIC’s ownership in Morgan Stanley's common shares, including the conversion of these Equity Units, will be 9.9 percent or less of Morgan Stanley's total shares outstanding.  CIC will be a passive financial investor.  CIC will have no special rights of ownership and no role in the management of Morgan Stanley, including no right to designate a member of the Firm’s Board of Directors.

Each Equity Unit is mandatorily convertible into Morgan Stanley shares at prices between a reference price and a threshold price at a premium of 20 percent to the reference price.  The reference price will be determined the week of December 17, 2007.  The Equity Units convert to Morgan Stanley common shares on August 17, 2010, subject to adjustment of the stock purchase date.  Each Equity Unit will pay a fixed annual payment rate of 9 percent, payable quarterly.

Actions to Address Disruption in Mortgage Securities Market and Build on Momentum Across Business

Morgan Stanley has taken a number of actions to address the disruption in the mortgage securities market and continue building on the momentum across most of its businesses, including:

•
Putting in place new senior leaders, including appointing Walid Chammah and James Gorman as Co-Presidents, naming Michael Petrick as Global Head of Sales and Trading and making a series of other management changes throughout the Institutional Securities business;

•
Further enhancing the Firm’s risk management function by strengthening staffing and having it report directly to Chief Financial Officer, Colm Kelleher, and creating a new, additional risk monitoring function within the trading business, which will report to Mr. Petrick; and

•	Consolidating all of the Firm’s proprietary trading activities under common leadership, reporting to Mr. Petrick

Fourth Quarter Writedowns Reflects Continued Deterioration in the Mortgage Markets

During the fourth quarter, the Firm recognized a total of $9.4 billion in mortgage related writedowns as a result of the continued deterioration and lack of liquidity in the market for subprime and other mortgage related securities since August 2007.  Of this total, $7.8 billion represents writedowns of the Firm’s U.S. subprime trading positions (including the $3.7 billion writedown of subprime assets announced on November 7, based on valuations as of October 31).  As indicated at the time of that announcement, year-end valuations depended on subsequent market conditions.  Our valuation of this position as of November 30 takes into consideration a variety of inputs including observable trades, the continued deterioration in market conditions, the decline in the ABX Indices, other market developments, including mortgage remittances and updated cumulative loss data.  The Firm’s remaining direct net U.S. subprime exposure is $1.8 billion at November 30, down from $10.4 billion at August 31.  The value of these positions remains subject to mark-to-market volatility.  An updated schedule defining and detailing the Firm’s direct U.S. subprime net exposure is included in the financial supplement.

In addition, the Firm’s $9.4 billion in mortgage related writedowns also includes $1.2 billion of writedowns related to European Non-Conforming Loans, CMBS, ALT-A, and Non-Performing and Other Loans.

The writedowns also included an additional $0.4 billion related to securities in the Firm’s subsidiary banks2 classified as "available for sale".  The portfolios have been redesignated as trading effective November 30, 2007 and all future valuation adjustments will be marked-to-market through the income statement.  All of the securities in these portfolios are exclusively AAA-rated residential mortgage-backed securities, and the portfolios contain no subprime whole loans, subprime residuals or CDOs.

INSTITUTIONAL SECURITIES

FULL YEAR

Institutional Securities reported pre-tax income3 of $817 million, an 89 percent decrease from 2006.  Net revenues decreased 24 percent to $16.1 billion as record results in equity sales and trading, advisory and underwriting were more than offset by lower results in fixed income sales and trading.  The year's pre-tax margin was 5 percent compared with 37 percent in 2006 and the full year return on average common equity was 4 percent compared with 30 percent in the prior year.
•
Advisory revenues rose 45 percent from last year to a record $2.5 billion.  Record underwriting revenues of $3.0 billion increased 21 percent from last year.  Record equity underwriting revenues rose 48 percent to $1.6 billion and record fixed income underwriting revenues of $1.4 billion increased 1 percent from the prior year.

•
For the calendar year-to-date, the Company ranked first in global completed M&A with a 37 percent market share, second in global announced M&A with a 33 percent market share, third in global IPOs with an 8 percent market share, fifth in global equity and equity-related issuances with a 7 percent market share and fifth in global debt issuance with a 5 percent market share.[1]

•
Fixed income sales and trading revenues were $0.7 billion, down 93 percent from 2006 reflecting significant losses in credit products resulting from the mortgage related writedowns.  The year included record results in interest rate & currency products reflecting stronger revenues in interest rates, emerging markets and foreign exchange.  Commodities revenues declined from last year’s record on lower trading results in oil liquids, electricity and natural gas.  Last year’s commodities results also benefited from revenue recognized on structured transactions.  Fixed income sales and trading also benefited by approximately $450 million from the widening of Morgan Stanley’s credit spreads on certain long-term debt.

•
Equity sales and trading revenues were a record $8.7 billion, a 38 percent increase from the prior year.  Record international results contributed to record derivatives and prime brokerage net revenues and strong results in cash equities that were partly offset by lower trading revenues in quantitative strategies.  Equity sales and trading also benefited by approximately $390 million from the widening of Morgan Stanley’s credit spreads on certain long-term debt.

•
Other sales and trading losses of approximately $1.2 billion reflected loans and commitments largely related to acquisition financing to non-investment grade companies and the writedown of securities in the Firm’s subsidiary banks[2] noted above.

•
Principal investment gains were $1,459 million for the year compared with $1,081 million in 2006.  Significant gains resulted from investment revenue associated with returns in our employee deferred compensation and co-investment plans, Grifols S.A. and Bovespa Holding S.A.

•
Non-interest expenses rose 15 percent from the prior year to $15.3 billion.  Non-compensation expenses increased from a year ago as higher levels of business activity, business investment and operating expenses associated with Saxon Capital, Inc., TransMontaigne and Heidenreich Marine, Inc. were partly offset by the reversal of the Coleman litigation reserve.  Compensation costs were also higher.  Excluding the reversal of the Coleman litigation reserve, non-interest expenses increased 17 percent over the prior year.

FOURTH QUARTER

Institutional Securities posted a pre-tax loss of $6,479 million, down from $2,200 million of pre-tax income in the fourth quarter of 2006 primarily reflecting the mortgage related writedowns noted above.  Net revenues were a loss of $3.4 billion compared with net revenues of $5.5 billion a year ago.
•	Record advisory revenues were $779 million, a 30 percent increase from last year’s fourth quarter.
•
Underwriting revenues of $584 million decreased 18 percent from last year’s fourth quarter.  Equity underwriting revenues were $348 million, a 37 percent increase from the prior year’s fourth quarter and fixed income underwriting revenues decreased 48 percent to $236 million over the same period.

•
Fixed income sales and trading recorded a net loss of $7.9 billion, compared with net revenues of $2.3 billion in the fourth quarter of 2006 reflecting the mortgage related writedowns.  Commodities results were also lower reflecting unfavorable positioning in oil liquids and electricity and fewer structured transactions.  Interest rate & currency products benefited from higher levels of volatility which resulted in higher net revenues in interest rates, emerging markets and foreign exchange.

•
Record equity sales and trading net revenues were $2.5 billion, an increase of 72 percent from last year’s fourth quarter.  Increased trading results and strong client flows across both the cash and derivatives markets drove revenues higher.  Prime brokerage revenues, while down slightly from the record results in the third quarter, increased significantly from last year’s fourth quarter.

•
Investment revenues were $496 million compared with $335 million in the fourth quarter of last year.  Significant gains resulted from investment revenue associated with returns in our employee deferred compensation and co-investment plans and Bovespa Holding S.A.

•
The Company’s aggregate average trading VaR measured at the 95 percent confidence level was $89 million compared with $61 million in the fourth quarter of 2006 and $87 million in the third quarter of 2007.  Total aggregate average trading and non-trading VaR was $98 million compared with $67 million in the fourth quarter of 2006 and $91 million in the third quarter of 2007.  At quarter-end, the Company’s aggregate trading VaR was $78 million, and the aggregate trading and non-trading VaR was $83 million, down from $81 million and $84 million, respectively, at the end of this year’s third quarter.

•
Non-interest expenses were $3.1 billion, a decrease of 7 percent from the fourth quarter of last year.  Compensation costs decreased from last year’s fourth quarter reflecting lower revenues.  Non-compensation expenses increased from a year ago as higher levels of business activity and business investment were partly offset by the reversal of the Coleman litigation reserve.  Excluding the reversal of the Coleman litigation reserve, non-interest expenses increased 4 percent from a year ago.

GLOBAL WEALTH MANAGEMENT GROUP

FULL YEAR

Global Wealth Management reported pre-tax income of $1,155 million compared with last year's $508 million.  The year's pre-tax margin was 17 percent compared with 9 percent in 2006 and the return on average common equity was 41 percent compared with 11 percent last year, reflecting the increase in net income and lower capital required for this business.
•
Net revenues of $6.6 billion were up 20 percent from 2006 driven by stronger transactional revenues including higher revenues from underwriting activity, higher asset management revenues resulting from growth in fee-based products and higher net interest revenue from growth in the bank deposit sweep program.

•
Total non-interest expenses were up 9 percent from a year ago to $5.5 billion.  The increase was driven by higher compensation costs primarily due to higher revenues, partially offset by lower non-compensation expenses primarily due to lower charges for legal and regulatory matters and continued cost discipline across the business.

FOURTH QUARTER

Global Wealth Management Group's pre-tax income for the fourth quarter was $378 million, a 124 percent increase from $169 million in the fourth quarter of last year.  The quarter's pre-tax margin was 21 percent compared with 12 percent in last year's fourth quarter.  The quarter's return on average common equity was 52 percent compared with 17 percent a year ago, reflecting the increase in net income and lower capital required for this business.

•
Net revenues of $1.8 billion were up 23 percent from a year ago reflecting stronger transactional revenues, higher asset management revenues resulting from growth in fee-based products and higher net interest revenue from growth in the bank deposit sweep program.

•
Non-interest expenses were $1.4 billion, up 10 percent from a year ago.  Compensation costs increased from a year ago, primarily reflecting higher revenues and investment in the business.  Non-compensation expenses increased modestly from a year ago primarily reflecting higher levels of business activity.

•
Total client assets were $758 billion, a 12 percent increase from last year’s fourth quarter.  Client assets in fee-based accounts rose 3 percent to $201 billion over the last 12 months and represent 27 percent of total assets.

•
The 8,429 global representatives at quarter-end achieved record average annualized revenue per global representative of $853,000 and record total client assets per global representative of $90 million.

ASSET MANAGEMENT

FULL YEAR

Asset Management's pre-tax income was $1,467 million, a 72 percent increase from last year's $851 million.  The year's pre-tax margin was 27 percent compared with 25 percent a year ago.  Full year return on average common equity was 26 percent, up from 21 percent in the prior year.
•
Net revenues rose 59 percent to $5.5 billion primarily reflecting significantly higher investment revenues, principally in the merchant banking business[4], including revenues associated with employee deferred compensation and co-investment plans.  The increase was also driven by higher asset management and administration fees due to an increase in assets under management, a more favorable asset mix and higher performance fees primarily reflecting growth in the alternatives business, including FrontPoint Partners.

•
Non-interest expenses increased 55 percent to $4.0 billion primarily resulting from increased compensation costs reflecting expenses associated with deferred compensation plans, higher levels of business investment and higher revenues.  Non-compensation expenses increased from last year due to higher sub-advisory fees related to the acquisition of FrontPoint Partners and higher levels of business investment and activity.

FOURTH QUARTER

Asset Management’s pre-tax income for the fourth quarter was $294 million compared with $268 million in the fourth quarter of last year.  The quarter’s pre-tax margin was 24 percent compared with 28 percent a year ago and the return on average common equity was 18 percent compared with 23 percent in last year’s fourth quarter.  The results for the quarter include losses of approximately $129 million related to securities issued by structured investment vehicles (SIV losses) held by Asset Management.
•
Net revenues increased 29 percent to $1.3 billion from last year’s fourth quarter primarily reflecting higher asset management and administration fees due to an increase in assets under management and higher performance fees from the alternatives business, including FrontPoint Partners.  Investment revenues, including revenues associated with employee deferred compensation and co-investment plans, increased from a year ago as higher gains in the Private Equity business were partially offset by lower results in Real Estate.  Trading results reflect the SIV losses noted above.

•
Non-interest expenses increased 36 percent to $1.0 billion from a year ago driven by higher compensation costs resulting from increased revenues including employee deferred compensation and co-investment plans mentioned above.  Non-compensation expenses increased from last year due to higher levels of business activity and operating costs associated with FrontPoint Partners.

•
Asset Management recorded net customer inflows of $0.4 billion for the quarter.  Positive long-term flows, primarily from the Non-US distribution channel, totaled $5.6 billion, the fifth consecutive quarter of long-term inflows.  Short-term outflows totaled $5.2 billion.  Institutional outflows of $2.9 billion were driven by an expected $5.2 billion client outflow gained in the prior quarter.

•
Assets under management or supervision at November 30, 2007 were a record $597 billion, up $101 billion, or 20 percent, from a year ago, driven by increases in alternative, equity and institutional money market asset classes.  These increases primarily resulted from market appreciation and net customer inflows.

•
The percent of the Company's long-term fund assets performing in the top half of the Lipper rankings was 49 percent over one year, 56 percent over three years, 73 percent over five years and 78 percent over 10 years.

OTHER MATTERS

The annual effective tax rate from continuing operations for fiscal 2007 was 24.5 percent, down from 30.1 percent a year ago primarily reflecting lower earnings which increased the effect of permanent differences.  The prior year included an income tax benefit resulting from the outcome of a federal tax audit.  Excluding this benefit, the annual effective tax rate from continuing operations for 2006 would have been 32.8 percent.

As of November 30, 2007, the Company repurchased approximately 52 million shares of its common stock since the end of fiscal 2006.

The Firm's Tier 1 equity and common equity averaged $32.3 billion and $32.9 billion, respectively for the quarter and $29.4 billion and $30.2 billion, respectively at November 30, 2007.  The Firm's economic capital model is based on a going concern approach that assigns economic capital to each segment based on regulatory capital usage plus additional capital for stress losses, goodwill and principal investment risk to ensure that the amount of capital at the Firm supports the risks of our business activities.  While the Firm continues to maintain total capital levels which significantly exceed regulatory capital requirements, at quarter end because of the loss for the quarter and the increase in the capital assigned to the Institutional Securities segment, the Firm's unallocated economic capital was a negative $4.1 billion.  We believe in being strongly capitalized to ensure we can take advantage of business opportunities as they arise in addition to meeting the requirements of regulators. The long-term capital investment of approximately $5 billion from CIC will further strengthen the  Firm’s capital position and allow us to meet these objectives.

During the quarter, the Company completed an initial public offering of a minority interest in its MSCI business.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share.  The dividend is payable on January 31, 2008, to common shareholders of record on January 11, 2008.  The Company also announced that its Board of Directors declared a quarterly dividend of $379.66 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.37966) to be paid on January 15, 2008 to preferred shareholders of record on December 31, 2007.

Total capital as of November 30, 2007 was $193.7 billion, including $36.1 billion of common shareholders' equity, preferred equity and junior subordinated debt issued to capital trusts.  Book value per common share was $28.56, based on 1.1 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 33 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A and "Certain Factors Affecting Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2006 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's Quarterly Reports on Forms 10-Q and other items throughout the Form 10-K, Forms 10-Q and the Company's Current Reports on Form 8-K.

1 Source: Thomson Financial – for the period of January 1, 2007 to November 30, 2007.

2 Includes Morgan Stanley Bank (Utah) and Morgan Stanley Trust FSB.

3 Represents income / (loss) from continuing operations before gains / (losses) from unconsolidated investees and taxes.

4 The merchant banking business includes the Real Estate, Private Equity and Infrastructure businesses.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Nov 30, 2007	Nov 30, 2006	Aug 31, 2007	Nov 30, 2006	Aug 31, 2007	Nov 30, 2007	Nov 30, 2006	Change
Net revenues
Institutional Securities	$(3,425)	$5,475	$4,983	(163%)	(169%)	$16,149	$21,110	(24%)
Global Wealth Management Group	1,789	1,452	1,683	23%	6%	6,625	5,512	20%
Asset Management	1,252	973	1,364	29%	(8%)	5,493	3,453	59%
Intersegment Eliminations	(66)	(51)	(72)	(29%)	8%	(241)	(236)	(2%)
Consolidated net revenues	$(450)	$7,849	$7,958	(106%)	(106%)	$28,026	$29,839	(6%)

Income/(loss) before taxes (1)
Institutional Securities	$(6,479)	$2,200	$1,501	*	*	$817	$7,721	(89%)
Global Wealth Management Group	378	169	287	124%	32%	1,155	508	127%
Asset Management	294	268	491	10%	(40%)	1,467	851	72%
Intersegment Eliminations	3	11	(14)	(73%)	121%	2	23	(91%)
Consolidated income / (loss) before taxes	$(5,804)	$2,648	$2,265	*	*	$3,441	$9,103	(62%)

Earnings per basic share:
Income from continuing operations	$(3.61)	$1.97	$1.45	*	*	$2.49	$6.25	(60%)
Discontinued operations (2)	$-	$0.22	$0.07	*	*	$0.64	$1.13	(43%)
Earnings per basic share	$(3.61)	$2.19	$1.52	*	*	$3.13	$7.38	(58%)

Earnings per diluted share:
Income from continuing operations	$(3.61)	$1.87	$1.38	*	*	$2.37	$5.99	(60%)
Discontinued operations (2)	$-	$0.21	$0.06	*	*	$0.61	$1.08	(44%)
Earnings per diluted share	$(3.61)	$2.08	$1.44	*	*	$2.98	$7.07	(58%)

Average common shares outstanding(3)
Basic	999,553,568	997,892,310	1,002,330,181			1,001,878,651	1,010,254,255
Diluted	999,553,568	1,052,831,345	1,057,495,875			1,054,240,169	1,054,796,062
Period end common shares outstanding	1,056,289,659	1,048,877,006	1,062,450,986			1,056,289,659	1,048,877,006

Return on average common equity
from continuing operations	*	27.8%	17.2%			7.8%	23.8%
Return on average common equity	*	26.0%	17.1%			8.9%	23.5%

(1)	Represents consolidated income / (loss) from continuing operations before gain / (loss) from unconsolidated investees, taxes and gain / (loss) from discontinued operations.
(2)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
(3)	2007 is affected by the loss reported for the quarter ended November 30, 2007. As a result of this loss, basic and diluted shares outstanding are equal for this period.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Nov 30, 2007	Nov 30, 2006	Aug 31, 2007	Nov 30, 2006	Aug 31, 2007	Nov 30, 2007	Nov 30, 2006	Change

Investment banking	$1,569	$1,503	$1,659	4%	(5%)	$6,368	$4,755	34%
Principal transactions:
Trading	(7,171)	2,317	1,381	*	*	3,206	11,805	(73%)
Investments	820	578	558	42%	47%	3,262	1,807	81%
Commissions	1,290	976	1,264	32%	2%	4,682	3,770	24%
Asset management, distribution and admin. fees	1,743	1,337	1,701	30%	2%	6,519	5,238	24%
Interest and dividends	16,107	11,293	14,405	43%	12%	60,083	42,776	40%
Other	353	218	262	62%	35%	1,208	585	106%
Total revenues	14,711	18,222	21,230	(19%)	(31%)	85,328	70,736	21%
Interest expense	15,161	10,373	13,272	46%	14%	57,302	40,897	40%
Net revenues	(450)	7,849	7,958	(106%)	(106%)	28,026	29,839	(6%)

Compensation and benefits	3,187	3,304	3,596	(4%)	(11%)	16,552	13,986	18%

Occupancy and equipment	312	254	279	23%	12%	1,130	912	24%
Brokerage, clearing and exchange fees	470	334	459	41%	2%	1,656	1,305	27%
Information processing and communications	328	284	302	15%	9%	1,193	1,089	10%
Marketing and business development	271	221	190	23%	43%	813	643	26%
Professional services	676	608	507	11%	33%	2,112	1,889	12%
Other	110	196	360	(44%)	(69%)	1,129	912	24%
Non-comp expenses sub-total	2,167	1,897	2,097	14%	3%	8,033	6,750	19%

Total non-interest expenses	5,354	5,201	5,693	3%	(6%)	24,585	20,736	19%

Income / (loss) from continuing operations before gain / (loss) from unconsolidated investees and taxes	(5,804)	2,648	2,265	*	*	3,441	9,103	(62%)
Gain / (loss) from unconsolidated investees	18	(65)	(19)	128%	195%	(47)	(40)	(18%)
Provision / (benefit) for income taxes	(2,198)	601	772	*	*	831	2,728	(70%)
Income / (loss) from continuing operations	(3,588)	1,982	1,474	*	*	2,563	6,335	(60%)
Discontinued operations (1)
Gain / (loss) from discontinued operations	0	231	111	*	*	1,024	1,666	(39%)
Income tax provision / (benefit)	0	7	42	*	*	378	529	(29%)
Gain / (loss) from discontinued operations	0	224	69	*	*	646	1,137	(43%)
Net income / (loss)	$(3,588)	$2,206	$1,543	*	*	$3,209	$7,472	(57%)
Preferred stock dividend requirements	$17	$19	$17	(11%)	--	$68	$19	*
Earnings / (loss) applicable to common shareholders	$(3,605)	$2,187	$1,526	*	*	$3,141	$7,453	(58%)

Return on average common equity
from continuing operations	*	27.8%	17.2%			7.8%	23.8%
Return on average common equity	*	26.0%	17.1%			8.9%	23.5%
Pre-tax profit margin (2)	*	34%	29%			12%	31%
Compensation and benefits as a % of net revenues	*	42%	45%			59%	47%

(1)	All periods have been restated to include the results of Discover Financial Services in discontinued operations.
(2)	Income / (loss) before taxes, excluding gain / (loss) from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.